Exhibit 99.1

THE CHEESECAKE FACTORY ONCE AGAIN NAMED TO FORTUNE’S

‘100 BEST COMPANIES TO WORK FOR’ LIST

List recognizes companies with exceptional workplace culture and employee pride

CALABASAS HILLS, Calif., March 9, 2017 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) announced today that Fortune magazine has recognized the company as one of the “100 Best Companies to Work For®” for the fourth consecutive year. The Cheesecake Factory ranked 48 on the list, which recognizes companies with a strong culture, determined in large part by an anonymous employee survey that measures overall job satisfaction, engagement, pride, trust and camaraderie in the workplace.

In recognizing The Cheesecake Factory, Fortune noted that 96 percent of its employees said they felt great pride in working for the company.  Additionally, 96 percent mentioned the great work environment.

“We are honored that The Cheesecake Factory is named on the Fortune 100 Best Companies to Work For® list once again this year,” said David Overton, Founder, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “Since opening our first restaurant in Beverly Hills in 1978, we have strived to create a truly special company culture, and this award is a wonderful acknowledgment of what our staff members and managers have helped us create.”

“At The Cheesecake Factory, we recognize that our more than 35,000 talented staff members and managers are the key to our success,” said David Gordon, President of The Cheesecake Factory Incorporated. “Every day our staff and managers are committed to living our shared purpose of nurturing bodies, minds, hearts and spirits.  Receiving this award is a direct result of all that they do on a daily basis to nurture our guests and each other.”

To see the complete list of the 2017 Fortune 100 Best Companies to Work For®, please click here http://beta.fortune.com/best-companies/.

For more information about The Cheesecake Factory, please visit www.TheCheesecakeFactory.com

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FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2017 ©2017 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 208 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 194 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark. Internationally, 15 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2017 the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fourth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

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About The Fortune 100 Best Companies To Work For®

To identify the 100 Best Companies to Work For®, each year Fortune partners with Great Place to Work to conduct the most extensive employee survey in corporate America. The ranking is based on feedback from more than 232,000 employees at Great Place to Work—Certified™ companies with more than 1,000 employees.

Winning a spot on this list indicates the company has distinguished itself from peers by creating a great place to work for employees — measured and ranked through our analysis of the results of our Trust Index© survey and Culture Audit© questionnaire.

Through the Trust Index©, employees anonymously assess their workplace, including the honesty and quality of communication by managers, degree of support for employees’ personal and professional lives and the authenticity of relationships with colleagues. Results from the survey are highly reliable, having a 95% confidence level and a margin of error of 5% or less. Companies’ results on the Trust Index© survey are compared to peer organizations of like size and complexity. The Culture Audit© includes detailed questions about benefits, programs and practices.

To be considered for our Best Workplaces lists, companies must become Great Place to Work-Certified™. Details are available at https://www.greatplacetowork.com/certification

About Great Place to Work®

Great Place to Work® is the global authority on high-trust, high-performance workplace cultures. Through proprietary assessment tools, advisory services, and certification programs, including Best Workplaces lists and workplace reviews, Great Place to Work provides the benchmarks, framework, and expertise needed to create, sustain, and recognize outstanding workplace cultures. In the United States, Great Place to Work produces the annual Fortune “100 Best Companies to Work For®” and a series of Great Place to Work Best Workplaces lists, including lists for Millennials, Women, Diversity, Small and Medium Companies and over a half dozen different industries. Great Place to Work® provides executive advisory and culture consulting services to businesses, non-profits, and government agencies in over 50 countries across six continents.

To read more about Great Place to Work’s review of The Cheesecake Factory, please visit http://us.greatrated.com/the-cheesecake-factory.

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